EXHIBIT 3.4

                              Articles of Amendment
              to the Amended and Restated Articles of Incorporation
                       of CNL Health Care Properties, Inc.

                              ARTICLES OF AMENDMENT


                                       TO


               THE AMENDED AND RESTATED ARTICLES OF INCORPORATION


                                       OF


                        CNL HEALTH CARE PROPERTIES, INC.



                  CNL Health Care Properties, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


                  FIRST: The Amended and Restated Articles of Incorporation (the "Articles of Incorporation") are hereby amended by striking out ARTICLE 5,
SECTION 5.4(xvii)


                  The Company shall not make loans to the Advisor or its Affiliates.


                  and inserting in lieu thereof the following:


                  The Company shall not make loans to the Advisor or its Affiliates, except as provided under Section 6.4(ii).


                  SECOND: The Articles of Incorporation are hereby amended by striking out ARTICLE 6, SECTION 6.4(ii)


                  The Company will not make any loans to Affiliates. Any loans to the Company by the Advisor or its Affiliates must be approved by a majority of the Directors (including a majority of Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.


                  and inserting in lieu thereof the following:


                  The Company shall not make loans to the Sponsor, Advisor, Directors or any Affiliates thereof, except (A) as provided under Section 5.4(iii), or (B) to wholly owned subsidiaries of the Company. Any loans to the Company by the Advisor or its Affiliates must be approved by a majority of the Directors (including a majority of Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.


                  THIRD: The amendment of the Articles of Incorporation of the corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the corporation.


                  IN WITNESS WHEREOF: CNL Health Care Properties, Inc., has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on June 20, 2000.


                  THE UNDERSIGNED, President of CNL Health Care Properties, Inc., who executed on behalf of said corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his of her knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.





ATTEST:  CNL Health Care Properties, Inc.


/s/ Lynn E. Rose                          /s/ Robert A. Bourne
--------------------------                -----------------------------
Lynn E. Rose, Secretary                   Robert A. Bourne, President